                                                                   Exhibit 23.1
                       Consent of KPMG Peat Marwick LLP




The Board of Directors
Audio Book Club, Inc.




We consent to the use of our audit report dated March 7, 1997, except as to note 8, which is as of June 20, 1997 on the financial statements of Audio Book Club, Inc. as of December 31, 1996 and for each of the years in the two year period then ended included herein and to the reference to our firm under the headings "Summary Financial Information", "Selected Financial Data", and "Experts" in the prospectus.




                                                           KPMG Peat Marwick LLP



New York, New York
June 27, 1997